Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement of St. Jude Medical, Inc. for the registration of debt securities, preferred stock, common stock, warrants, subscription rights, stock purchase contracts and stock purchase units, and to the incorporation by reference therein of our report dated February 26, 2009, except for Note 15, as to which the date is July 21, 2009, with respect to the consolidated financial statements of St. Jude Medical, Inc., included in the Current Report on Form 8-K dated July 22, 2009 and our reports dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 3, 2009, and the financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 21, 2009